Exhibit 3.10

AMENDMENT NO. 2

TO THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

CHEM-NUCLEAR SYSTEMS, L.LC.

THIS AMENDMENT NO. 2 TO THE LIMITED LIABILITY COMPANY AGREEMENT OF Chem-Nuclear Systems, L.L.C., (the “Company”), dated March 24, 2011 (this “Amendment No. 2”) is made and entered into by GTSD Sub IV, Inc. as the sole member (the “Member”) of the Company.

WITNESSETH

WHEREAS, the Company is a Delaware limited liability company governed by the Limited Liability Company Agreement of the Company, dated as of December 20, 1996 (the “LLC Agreement”), and amended on August 10, 2010, and the Delaware Limited Liability Company Act (6 De. C. §18-101, et seq.) as amended from time to time (the “Act”);

WHEREAS, the Member desires to amend the LLC Agreement;

NOW, THEREFORE, intending to be legally bound, the undersigned hereby agrees as follows:

I.	AMENDMENT.

The LLC Agreement is amended by deleting Section 7 entitled Management in its entirety thereto and inserting the new Section 7 as follows:

7. Management by Manager At Direction of Member. The Company shall have three (3) managers who shall serve until such time as replaced by the Member. The Managers shall exercise such powers as are granted under the Act to a Manager solely and only at the express direction of the Member, as the Member shall request or direct in writing. Although the Managers shall have those powers granted to a “manager” under the Act, those powers shall only be exercised as provided in the preceding sentence. Any exercise by the Managers of any power or authority granted to a “manager” under the Act other than as the Member shall direct or request in writing shall be a breach of this Agreement by the Manager. The Managers shall have the power to execute and deliver all legal instruments, documents and agreements for and on behalf of the Company, and to cause the Company to take such other acts as are permitted by law, but all such actions by the Managers shall be solely and exclusively as the agent for the Company and at the direction of the Member as provided above.

II.	MISCELLANEOUS.

A. Successors and Assigns. This Amendment shall be binding upon and shall enure to the benefit of, the parties to the LLC Agreement, and their respective successors and assigns.

B. Full Force and Effect. Except to the extent modified hereby, the LLC Agreement and all Amendment thereto shall remain in full force and effect.

C. Governing Law. This Amendment shall be interpreted in accordance with the laws of the state of Delaware (without regard to conflict of laws principles) all right and remedies being governed by such laws.

D. Effectiveness of Amendment. This Amendment No. 2 shall be effective immediately upon execution by the undersigned.

The foregoing Amendment No. 2 to the Limited Liability Agreement of Chem-Nuclear Systems, LLC was duly approved by GTSD Sub IV, Inc., the Sole Member of the Company, as of the day and year first written above.

GTSD SUB IV, INC.

By:	/s/ Val J. Christensen
Val J. Christensen
CEO and President

AMENDMENT

TO THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

CHEM-NUCLEAR SYSTEMS, L.L.C.

This Amendment to the Limited Liability Company Agreement of Chem-Nuclear Systems, L.L.C. (the “Company”), dated as of August 10, 2010 (this “Amendment”), is made and entered into by GTSD Sub IV, Inc., as the sole member of the Company (the “Member”).

WITNESSETH

WHEREAS, the Company is a Delaware limited liability company governed by the Limited Liability Company Agreement of the Company, dated as of December 20, 1996, as amended (the “LLC Agreement”), and the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) as amended from time to time (the “Act”);

WHEREAS, capitalized terms used herein and not otherwise defined are used as defined in the LLC Agreement; and

WHEREAS, the Member desires to amend the LLC Agreement;

NOW, THEREFORE, intending to be legally bound, the undersigned hereby agrees as follows:

I.	AMENDMENT.

A. The LLC Agreement is hereby amended by deleting Section 16 thereto and inserting the new Section 16 as follows:

“16. Assignments. A Member may not assign in whole or in part any interest in the Company except in connection with the pledge of such Member’s interest in the Company as collateral to secure a financing approved by the Company.”

II.               MISCELLANEOUS.

A. Successors and Assigns. This Amendment shall be binding upon, and shall enure to the benefit of, the parties to the LLC Agreement, and their respective successors and assigns.

B. Full Force and Effect. Except to the extent modified hereby, the LLC Agreement shall remain in full force and effect.

C. Governing Law. This Amendment shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

D. Effectiveness of Amendment. This Amendment shall be effective immediately upon execution by the undersigned.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed as of the day and year first above written.

GTSD SUB IV, INC.
as Member

By:	/s/ Richard Tooze
Name: Richard Tooze
Title: Treasurer

LIMITED LIABILITY COMPANY AGREEMENT

OF

CHEM-NUCLEAR SYSTEMS, L.L.C.

This Limited Liability Company Agreement (the “Agreement”) CHEM-NUCLEAR SYSTEMS, L.L.C., is entered into between CHEM-NUCLEAR SYSTEMS, Inc., a Delaware corporation, and CNS Holdings, Inc., a Delaware corporation, as members (referred to herein, together with any person who hereafter becomes a member of the company pursuant to Section 18 below, as the “Members”).

The Members hereby form a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. Code § 18-101, et seq.), as amended from time to time (the “Act”), and hereby agree as follows:

1. Name. The name of the limited liability company formed hereby is CHEM-NUCLEAR SYSTEMS, L.L.C. (the “Company”).

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Powers. (a) The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient for the furtherance of the purpose set forth in Section 2 above, including but not limited to, the power:

(i) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(ii) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(iii) to act as a general or limited partner of a partnership and to exercise all of the powers, duties, rights and responsibilities associated therewith;

(iv) to enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any Member, any affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to, or incidental to the accomplishment of the purpose of the Company;

(v) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, trusts, limited liability companies, or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(vi) to lend money for its proper purpose, to invest and reinvest its funds, to take and hold real and personal property for the payment of funds so loaned or invested;

(vii) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

(viii) upon approval by the Members, to elect or designate and employ one or more officers of the Company in accordance with Section 8 hereof and to appoint and employ employees and agents of the Company, and define their duties and fix their compensation;

(ix) to indemnify any person in accordance with the Act;

(x) upon approval by the Members, to cease its activities and cancel its Certificate;

(xi) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

(xii) to borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

(xiii) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities;

(xiv) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company; and

(xv) to merge with, or consolidate into, another Delaware limited Liability company or other business entity (as defined in Section 18-209(a) of the Act) upon approval by the Members.

(b) Notwithstanding the foregoing provisions of this Section 3, the Company shall have no power or authority, without the written approval of each Member, to amend or terminate this Agreement.

4. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

6. Members. The names and the mailing addresses of the Members are as follows:

Name	Address

CHEM-NUCLEAR SYSTEMS, Inc.	3003 Butterfield Road
Oak Brook, Illinois 60521

CNS Holdings, Inc.	3003 Butterfield Road
Oak Brook, Illinois 60521

7. Management. (a) The business and affairs of the Company shall be managed by the Members. The Members shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware. Each Member is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments or restatements thereof), and the Company is hereby designated as an authorized person to deliver and file any other certificates (and any amendments or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. Each member shall have the authority without the act of any other Member to bind the Company as to third parties.

(b)	(i) Meetings of the Members may be called by the Secretary, and shall be called by the Secretary upon the written request of any Member, or, if the Secretary fails to act, may be called by any Member. The call shall state the location of the meeting and the nature of the business to be transacted. Notice of any such meeting shall be given to all Members not less than two days nor more than 20 days prior to the date of such meeting. Attendance and participation at a meeting, except to protest the adequacy of notice thereof, shall constitute a waiver of any claim of inadequacy of notice of such matter. Members may vote in person or by proxy at such meeting. Whenever a vote, consent or approval of Members is permitted or required under this Agreement, such vote, consent or approval may be given at a meeting of Members or may be given in accordance with the procedure prescribed in subsection (v) of this Section 7(b). Each Member shall be entitled to cast one vote on each matter submitted for vote. Except as otherwise expressly provided in this Agreement, the unanimous vote of the Members shall be required to constitute the act or approval of the Members.

(ii) For the purpose of determining the Members entitled to vote at any meeting of the Members or any adjournment thereof or to act by written consent pursuant to Subsection (v) of this Section 7(b), the Secretary or the Member requesting such meeting or consent may fix, in advance, a date as the record date for any such determination. Such date shall not be more than 30 days nor less than ten days before any such meeting or the date of request for such consent. If no such record date is so fixed, the date of the meeting or the date of request for consent, as the case may be, shall be the record date.

(iii) Each Member may authorize any Person to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(iv) Each meeting of Members shall be conducted by the Member requesting such meeting or by such other person that the Member requesting such meeting may designate. If no person is so designated, the President shall conduct the meeting.

(v) The Members may take any action contemplated under this Agreement as approved by the unanimous written consent of the Members.

8. Officers. (a) The Members may from time to time appoint persons to serve as officers of the Company, including a President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers and a Controller and to exercise such authority as is provided below. Any number of offices may be held by the same person. Each officer shall serve until the first to occur of the appointment by the Members of his or her successor or his or her death, resignation or removal from office by the Members. The authority of the officers shall not be exclusive of, and shall be subject to, the authority of the Members.

(b)	(i) Powers and Duties of the President. Unless otherwise determined by the Members, the President shall be the chief executive and operating officer of the Company and shall have the usual duties of an executive officer with general supervision over and direction of the business, property and affairs of the Company and its several officers. In the exercise of these duties and subject to the limitations of the laws of the State of Delaware, this Agreement, and the actions of the Members, he or she may appoint, suspend and discharge employees and agents. He or she shall also do and perform such other duties as from time to time may be assigned to him or her by the Members. Unless otherwise determined by the Members, the President shall have full power and authority on behalf of the Company to attend and to act and to vote at any meeting of the stockholders of any corporation in which the Company may hold stock, and, at any such meetings, shall possess and may exercise any and all the rights and powers incident to the ownership of such stock and which, as the owner thereof, the Company might have possessed and exercised.

(ii) Powers and Duties of the Secretary. Unless otherwise determined by the Members, the Secretary shall record all proceedings of the meetings of the Members and all committees thereof, in books to be kept for that purpose, and shall attend to the giving and serving of all notices for the Company. He or she shall have charge of the corporate seal, the Company’s membership and Member Percentage Interest (as defined below) records, and such other books and papers as the Members may direct. He or she shall perform all other duties ordinarily incident to the office of the Secretary and shall have such other powers and perform such other duties as may, from time to time, be assigned to him or her by the Members.

(iii) Powers and Duties of the Treasurer. Unless otherwise determined by the Members, the Treasurer shall have charge of all the funds and securities of the Company which may come into his or her hands. When necessary or proper; unless otherwise ordered by the Members, he or she shall endorse for collection on behalf of the Company checks, notes and other obligations, and shall deposit the same to the credit of the Company in such banks or depositories as the Members may designate and shall sign all receipts and vouchers for payment made to the Company. He or she shall sign all checks made by the Company except when the Members shall otherwise direct. He or she shall enter regularly, in books of the Company to be kept by him or her for the purpose, full and accurate account of all monies received and paid by him or her on account of the Company. Whenever required by the Members, he or she shall render a statement of the financial condition of the Company. He or she shall at all reasonable times exhibit his or her books and accounts to any Member, upon application at the office of the Company during business hours. He or she shall have such other powers and shall perform such other duties as may be assigned to him or her from time to time by the Members. He or she shall give such bond for the faithful performance of his or her duties as shall be required by the Members and any such bond shall remain in the custody of the President.

(iv) Powers and Duties of Vice Presidents and Assistant Officers. Unless otherwise determined by the Members, each Vice President and each assistant officer shall have the powers and perform the duties of his or her respective superior officer. Vice Presidents and assistant officers shall have such rank as shall be designated by the Members and each, in the order of rank, shall act for such superior officer in his or her absence, or upon his or her disability or when so directed by such superior officer or by the Members. Vice Presidents may be designated as having responsibility for a specific aspect of the Company’s affairs, in which event each such Vice President shall be superior to the other Vice Presidents in relation to matters within his or her aspect. The President shall be the superior officer of the Vice Presidents. The Treasurer and the Secretary shall be the superior officers of the assistant treasurers and assistant secretaries respectively.

(v) Powers and Duties of the Controller. The Controller shall be the assistant financial officer of the Company. His or her duties shall be to aid the Treasurer of the Company, particularly in connection with, but not limited to, internal auditing practices and procedures, company accounts and accounting, operating procedures and format, standardization of corporate forms and procedures, monitoring corporate expenses. The Controller shall have such other powers and duties as may be assigned to him or her from time to time by the Members.

(c) The Members shall have the power to fill any vacancies in any office occurring from whatever reason. Any officer may resign at any time by submitting his or her written resignation to the Company. Such resignation shall take effect at the time of its receipt by the Company, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

9. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) January 1, 2062, (b) the written consent of the Members, (c) the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company (other than the merger of CHEM-NUCLEAR SYSTEMS, INC. into the Company as provided in Section 10(b) below) unless the business of the Company is continued with the consent of all of the remaining Members within 90 days following the occurrence of such event, or (d) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

10. Capital Contributions. (a) The Members have contributed the following amounts, in cash or other property, to the Company (the value of any contributed property being hereby agreed upon, together with any contributed cash, as the following amount), which amounts shall be the initial balances of the capital accounts of the Members:

CHEM-NUCLEAR SYSTEMS, Inc.	$990
CNS Holdings, Inc.	$10

(b) CNS Holdings, Inc. hereby agrees to contribute $3,475,900 to the Company in the form of the demand promissory note dated December 20, 1996 issued by Chemical Waste Management, Inc.. to CNS Holdings, Inc. in the original principal amount of $3,475,900. CHEM-NUCLEAR SYSTEMS, Inc. hereby agrees to contribute $344,114,134 to the Company by merging into the Company, such amount being the net book value of CHEM-NUCLEAR SYSTEMS, Inc. as agreed by the Members. Such contributions shall be made by December 31, 1996.

(c) The initial percentage interests (“Percentage Interests”) of the Members in the Company shall be as follows:

CHEM-NUCLEAR SYSTEMS, Inc.	99%
CNS Holdings, Inc.	1%

(d) A Member has no interest in specific Company property.

11. Additional Contributions. No Member is required to make any additional capital contribution to the Company.

12. Capital Accounts. The Company will establish a capital account for each Member and will maintain each account according to the following rules:

(a) The company will maintain the capital accounts in accordance with United States Department of the Treasury Regulation 1.704-1(b).

(b) If the Company liquidates itself or a Member’s Percentage Interest, the Company will make liquidating distributions in accordance with Section 15 hereof.

(c) No Member shall be liable to find any deficit in such Member’s capital account at any time; provided, however, that if a Member receives an adjustment, allocations or distribution described in United States Department of the Treasury Regulation 1.704-1(b)(2)(ii)(d)(4), (5) or (6) and this adjustment results in a deficit capital account, items of income and gain will be allocated to that Member to eliminate the deficit balance in order to meeting the “qualified income offset” requirements of United States Department of the Treasury Regulation 1.704-1 (b)(2)(ii)(d).

13. Tax Matters. (a) The Members acknowledge that the Company will be treated as a “partnership” for federal and Delaware state tax purposes. All provisions of this Agreement shall be construed so as to preserve that tax status.

(b) CHEM-NUCLEAR SYSTEMS, Inc. or its successor shall act on behalf of the Company as the “tax matters partner” within the meaning of Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended (the “Code”). The tax matters partner designation may be changed by the unanimous vote of the Members.

(c) The tax matters partner of the Company shall cause all federal and state income tax returns and all other federal, state or local tax returns required to be filed by the Company to be prepared and filed on behalf of the Company on a timely basis.

(d) The tax matters partner of the Company shall cause the Company to make timely elections with respect to tax matters. Such elections shall include, but not be limited to, (i) an election to use the accrual method of accounting, (ii) an election to deduct R&D costs under Section 174(a) of the Code,

(iii) an organization fee amortization election under Section 709(b) of the Code, (iv) a Code Section 754 election if requested by a Member, and (v) any allocation method permitted under United States Department of the Treasury Proposed Regulation 1.704-1(c).

14. Allocation of Profits and Losses: Tax Allocations. (a) Except as provided in Section 12(c) above and Section 14(b) below, the Company’s profits and losses shall be allocated to the Members each calendar year according to their respective Percentage Interests.

(b) Income, gain, loss and deduction solely for federal income tax purposes shall be allocated to the Members in accordance with Section 704(c) of the Code to take into account any variation between the adjusted tax basis of any property and its initial contribution value.

15. Distributions. (a) Subject to Section (b) below, distributions shall be made to the Members at the times and in the aggregate amounts determined by the Members. Such distributions shall be allocated among the Members based on the Members’ Percentage Interests.

(b) At the termination of the Company, and after the Company has satisfied or provided for the satisfaction of all the Company’s debts and other obligations, the Company’s assets will be distributed in cash or in kind (i) first, in discharge of the Members’ respective negative capital account balances, if any, and (ii) then, based on the Members Percentage Interests.

16. Assignments. A Member may not assign in whole or in part any interest in the Company.

17. Resignation and Expulsion. A Member may resign from the Company without the approval of the Members. A Member may not be expelled except for breach of this Agreement or as otherwise provided by the Act. If a Member resigns pursuant to this Section 17, and, following its resignation, there are less than two (2) remaining Members, an additional member shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company. In such event, the Company shall not dissolve if the business of the Company is continued without dissolution in accordance with Section 9 hereof. The Company may recover damages for breach of this Section 17 if any Member violates this Section 17 or for any resignation by a Member which results in dissolution of the Company and may offset the Company’s damages against any amount owed to a resigning Member for distributions.

18. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company upon the approval of the Members, provided, that upon the merger of CHEM-NUCLEAR SYSTEMS, INC. into the Company pursuant to Section 10(b) above, Chemical Waste Management, Inc. shall thereby become a member of the Company and for all purposes hereunder shall be treated as the holder of CHEM-NUCLEAR SYSTEMS, INC. 99% Membership in the Company.

19. Liability of Members and Officers. The Members and the officers of the Company shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act. A Member or officer shall not be personally liable to the Company or the Members for monetary damages for breach of fiduciary duty as a Member or officer, except to the extent provided by applicable law (i) for any breach of the Member’s or the officer’s duty of loyalty to the Company or its Members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the Member or officer derived an improper personal benefit. Each person who is or was a Member or officer of the Company, and each person who serves or served at the request of the Company as member, director or officer (or equivalent) of another enterprise, shall be indemnified by the Company to the fullest extent permitted under the Act as it may be in effect from time to time, except as to any action, suit or proceeding brought by or on behalf of such Member or officer of the Company without prior approval of the Members.

20. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the 20th day of December 1996.

CHEM-NUCLEAR SYSTEMS, INC.

By:
Vice President

CNS HOLDINGS, INC.

By:
Vice President